UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G



                        GLOBAL ENTERTAINMENT CORPORATION
                        --------------------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   37939C 20 0
                                 --------------
                                 (CUSIP Number)


                                 March 19, 2004
             ------------------------------------------------------
             (Date of Event which requires Filing of this Statement

     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

     [ ]   Rule 13d-1(b)
     [X]   Rule 13d-1(c)
     [ ]   Rule 13d-1(d)

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 37939C 20 0                                               SCHEDULE 13G
---------------------                                               ------------

1     NAMES OF REPORTING PERSONS
      S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

      Dolores Hartzmark
      --------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [X]
                                                                         (b) [ ]
      --------------------------------------------------------------------------
3     SEC USE ONLY
      --------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
      -----------------------------------------------------------------------
                    5  SOLE VOTING POWER
                       311,596
       NUMBER OF       ---------------------------------------------------------
        SHARES      6  SHARED VOTING POWER
      BENEFICIALLY     0
       OWNED BY        ---------------------------------------------------------
         EACH       7  SOLE DISPOSITIVE POWER
       REPORTING       311,596
        PERSON         ---------------------------------------------------------
         WITH       8  SHARED DISPOSITIVE POWER
                       0
                       ---------------------------------------------------------

9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      311,596
      -----------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [ ]

      -----------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      5.85%
      -----------------------------------------------------------------------
12    TYPE OF REPORTING PERSON*

      IN
      -----------------------------------------------------------------------

ITEM 1.

           (a) Name of Issuer:

               GLOBAL ENTERTAINMENT CORPORATION

           (b) Address of Issuer's Principal Executive Offices:

               4909 East McDowell Road,  Suite 104,  Phoenix, Arizona 85008.

ITEM 2.

           (a) Name of Person Filing:

               This statement is filed by Dolores Hartzmark.

           (b) Address of Principal Business Office or, if None, Residence:

               The address of the Reporting Persons is 7060 Queenferry Circle, Boca Raton, FL 33496.

           (c) Citizenship:

               Dolores Hartzmark is a United States citizen.

           (d) Title of Class of Securities:

               Common Stock

           (e) CUSIP Number:

               37939C 20 0

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B) OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

       (a) [ ] Broker or dealer registered under Section 15 of the Act;
       (b) [ ] Bank as defined in section 3(a)(6) of the Act;
       (c) [ ] Insurance company as defined in section 3(a)(19) of the Act;
       (d) [ ] Investment company registered under section 8 of the Investment Company Act;
       (e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);
       (f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);
       (g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);
       (h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
       (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act;
       (j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J);

         Not Applicable

ITEM 4. OWNERSHIP.

  A. DOLORES HARTZMARK

     (a)  Amount Beneficially Owned: 311,596

     (b)  Percent of Class: 5.85%

     (c)  Number of shares as to which the person has:

          (i)   sole power to vote of to direct the vote: 311,596

          (ii)  shared  power to vote or to direct the vote: 0

          (iii) sole power to dispose or to direct the disposition of: 311,596

          (iv)  shared power to dispose or to direct the disposition of: 0

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        Not applicable.

ITEM 10.  CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

March 31, 2004                 /s/ Dolores Hartzmark
                               -------------------------------------
                               Dolores Hartzmark